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                                                                EXHIBIT 11


                           FIRST BELL BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                   (In Thousands, except per share amounts)
                                 (unaudited)


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Net income applicable to common stock                       $2,111
                                                            ======

EARNINGS PER SHARE

Average number of shares of common stock outstanding         8,417

LESS:  Weighted average unallocated ESOP shares                654
                                                            ------
                                                             7,763
                                                            ======

Earnings per share                                          $ 0.27
                                                            ======


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